Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMPCO-PITTSBURGH CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1117717
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Grant Street, Suite 4600

Pittsburgh, PA 15219

(Address of principal executive offices)

Ampco-Pittsburgh Corporation 2008 Omnibus Incentive Plan

(Full title of the plan)

Rose Hoover

Vice President Administration and Corporate Secretary

Ampco-Pittsburgh Corporation

600 Grant Street, Suite 4600

Pittsburgh, PA 15219

(Name and address of agent for service)

(412) 456-4418

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	1,000,000	$40.97(2)	$40,970,000	$1,611

(1)

This Registration Statement also registers additional securities to be offered or issued upon adjustments or changes made to registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The fee is calculated on the basis of the average of the high and low trading prices for the Registrant’s common stock on August 5, 2008, as reported on the New York Stock Exchange Listed Companies.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed on March 10, 2008 (File No. 001-00898).

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, as filed on May 9, 2008 and August 5, 2008 respectively (File No. 001-00898).

The Registrant’s Current Reports on Form 8-K, as filed on January 30, 2008, April 23, 2008, May 19, 2008 and July 28, 2008 (File No. 001-00898).

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2007.

The description of the Registrant’s common stock contained in any Registration Statement filed under Section 12(b) of the Exchange Act, including all amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement or by any document which constitutes part of the prospectus relating to the 2008 Omnibus Incentive Plan meeting the requirements of Section 10(a) of the Securities Act.

Item 4.	Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “PBCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent of the corporation has met the applicable standard of conduct. Such determination shall be made:

(1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or

(2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3) by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to above as contained in sections 1741 and 1742, or in defense of any claim therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any such proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking to repay the amount advanced if it is ultimately determined that the director, officer, employee or agent of the corporation is not entitled to be indemnified by the corporation.

PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise both as to action in such person’s official capacity and as to action in another capacity while holding office, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Articles of Incorporation and By-Laws of the Registrant provide that, except as prohibited by law and as described below, the directors and officers of the Registrant shall be indemnified as of right in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Registrant or otherwise) arising out of their service to the Registrant or to another enterprise at the request of the Registrant, except no right to indemnification shall exist in any case where the act or failure to act giving rise to the claim to indemnification is determined by a court to have constituted willful misconduct or recklessness and no such indemnification shall exist with respect to an action brought by such officer or director against the Registrant.

PBCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

The Articles of Incorporation and By-Laws of the Registrant also provide that the Registrant may purchase and maintain insurance to protect itself and any director or officer entitled to indemnification under the By-Laws against any liability or expense asserted against such person and incurred by such person in respect of the service of such person to the Registrant whether or not the Registrant would have the power to indemnify such person against such liability or expenses by law or under the provisions of the By-Laws.

The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act of 1933, as amended, which they may incur in connection with their serving as such. Under this insurance, the Registrant may receive reimbursement for amounts as to which the directors and officers are indemnified by the Registrant under the foregoing By-Law indemnification provision. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the foregoing By-Law indemnification provisions.

As permitted by PBCL Section 1713, the Articles of Incorporation and By-Laws of the Registrant provide that no director shall be personally liable for monetary damages for any action taken or any failure to take any action unless such liability results from the director’s breach of duty of performance of duty or any failure of performance which occurred prior to January 27, 1987. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person or ordinary prudence would use under similar circumstances.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.2	By Laws of the Registrant (incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

5.1	Opinion of K&L Gates LLP regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of K&L Gates LLP (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers of sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

* * *

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 1st day of August, 2008.

AMPCO-PITTSBURGH CORPORATION

By:	/s/ Robert A. Paul
Robert A. Paul
Chairman and Chief Executive Officer

We, the undersigned directors and officers of Ampco-Pittsburgh Corporation do hereby constitute and appoint Rose Hoover our true and lawful attorney and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act and any rules, regulations and requirements of the Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date(s) indicated:

Signature	Capacity	Date

/s/ Robert A. Paul	Director, Chairman and Chief	August 1, 2008
Robert A. Paul	Executive Officer (Principal Executive Officer)

/s/ Ernest G. Siddons	Director, President and Chief Operating Officer	August 1, 2008
Ernest G. Siddons

/s/ Marliss D. Johnson	Vice President, Controller and Treasurer (Principal Financial Officer)	August 1, 2008
Marliss D. Johnson

/s/ Robert J. Appel	Director	August 1, 2008
Robert J. Appel

/s/ Leonard M. Carroll	Director	August 1, 2008
Leonard M. Carroll

/s/ Paul A. Gould	Director	August 1, 2008
Paul A. Gould

/s/ William K. Lieberman	Director	August 1, 2008
William K. Lieberman

/s/ Laurence E. Paul	Director	August 1, 2008
Laurence E. Paul

/s/ Stephen E. Paul	Director	August 1, 2008
Stephen E. Paul

/s/ Carl H. Pforzheimer, III	Director	August 1, 2008
Carl H. Pforzheimer, III

EXHIBIT INDEX

Exhibit No.	Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

4.2	By Laws of the Registrant (incorporated by reference to Exhibit 3(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007).

5.1	Opinion of K&L Gates LLP regarding the legality of the shares being registered hereunder (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of K&L Gates LLP (included in the Opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).